Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF APOLLO EDUCATION GROUP, INC.∗
ARTICLE I

NAME
The name of the corporation is Apollo Education Group, Inc. (the “Corporation”).
ARTICLE II

ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT
The name and address of the statutory agent of the corporation is CT CORPORATION SYSTEM, 3225 North Central Avenue, Phoenix, Arizona 85012. The address of the place of business of the Corporation is 4615 East Elwood Street Phoenix, Arizona 85040.
ARTICLE III
PURPOSE
The purposes for which the Corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes, at any time. The character of business that the Corporation conducts in the State of Arizona is that of holding stock or other ownership interests of corporations or other entities.
ARTICLE IV

CAPITAL STOCK
1.    Authorization.
The Corporation shall have the authority to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation shall have the authority to issue is 803,000,000 shares, without par value, and the total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 1,000,000 shares, without par value.
_______________________
* These Amended and Restated Articles of Incorporation have been restated to reflect a change in the Corporation’s name from Apollo Group, Inc. to Apollo Education Group, Inc., effective November 15, 2013.

As of the Effective Date, there shall be three series of Common Stock, as follows:
(a)    One series of Common Stock shall be designated as “Class A Common Stock.” The total number of shares of Class A Common Stock that the Corporation shall have the authority to issue is 400,000,000;
(b)    A second series of Common Stock shall be designated as “Class B Common Stock.” The total number of shares of Class B Common Stock that the Corporation shall have the authority to issue is 3,000,000; and
(c)    A third series of Common Stock shall be designated as “University of Phoenix Online Common Stock.” The total number of shares of University of Phoenix Online Common Stock that the Corporation shall have the authority to issue shall be 400,000,000.
The Board of Directors is empowered to authorize shares of Preferred Stock in one or more series as may from time to time be determined by the Board of Directors by resolution or resolutions, each of said series to be distinctly designated. The powers, preferences, and relative, participating, optional, or other rights and the qualifications, limitations, and restrictions thereof, if any, of each such series may differ from those of any or all other series of Preferred Stock, and the Board of Directors is empowered to fix or alter, by resolution or resolutions, the designation, number, powers, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions thereof, if any, of each such series, and to increase or decrease the number of shares of each such series to the extent permitted by law.
Unless otherwise specified, the Class A Common Stock and the Class B Common Stock shall hereinafter, collectively, be called “Apollo Education Group Common Stock.” Unless otherwise specified, the preferred stock of the Corporation shall hereinafter collectively be called the “Preferred Stock.” Unless otherwise specified, the capitalized terms used in this Article IV shall have the meanings set forth in subsection 2.7 of this Article IV. For purposes of this Article IV, references to the “Board of Directors” shall refer to the Board of Directors of the Corporation, as established in accordance with Article V of the Articles of Incorporation of the Corporation and references to “the Articles of Incorporation of the Corporation” shall refer to these Amended and Restated Articles of Incorporation as the same may be amended from time to time.
2.    Common Stock.
As of the Effective Date, (a) each share of Class A Common Stock outstanding immediately prior thereto or reserved for issuance (“Existing Class A Common Stock”) shall thereupon automatically be reclassified without any action by the holder thereof as a share of Class A Common Stock (and outstanding certificates that had theretofore represented shares of Existing Class A Common Stock shall thereupon represent an equivalent number of shares of Class A Common Stock despite the absence of any indication thereon to that effect), and (b) each share of Class B Common Stock outstanding immediately prior thereto or reserved for issuance (“Existing Class B Common Stock”) shall thereupon automatically be reclassified without any action by the holder thereof as a share of Class B Common Stock (and outstanding certificates that had theretofore represented shares of Existing Class B Common Stock shall thereupon represent an equivalent number of shares of Class B Common Stock despite the absence of any indication thereon to that effect).
The Board of Directors shall have the authority to designate, prior to the time of the first issuance of University of Phoenix Online Common Stock, the number which, immediately prior to such first issuance, will constitute the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online and any other terms which are consistent with applicable law and the provisions of this Article IV.
The voting powers, preferences, and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this section 2 of this Article IV.
2.1    Dividends.
Subject to any preferences and relative, participating, optional, or other rights of any outstanding class of Preferred Stock and any qualifications or restrictions on the Common Stock or any series thereof created thereby, dividends may be declared and paid upon any series of Common Stock, upon the terms, with respect to each such series, and subject to the limitations provided for in this subsection 2.1 of this Article IV, as the Board of Directors may determine.
2.1.1    Limitation on Dividends.
Dividends on any series of Common Stock may be declared and paid only out of the lesser of (a) the funds of the Corporation legally available therefor and (b) the Available Dividend Amount for the Group to which such series of Common Stock relates. (For purposes of these articles of incorporation, Class A Common Stock and Class B Common Stock relate to the Apollo Education Group and University of Phoenix Online Common Stock relates to University of Phoenix Online).
2.1.2    Discrimination in Dividends Between Classes of Common Stock.
The Board of Directors, subject to the provisions of subsection 2.1.1 of this Article IV, may at any time declare and pay dividends exclusively on a single series of Common Stock, or on one or more series of Common Stock, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to any Group, the amount of dividends previously declared on any series, the respective voting or liquidation rights of any series, or any other factor.
2.1.3    Share Distributions.
Except as set forth in paragraph (a) of subsection 2.4.1 of this Article IV, the Board of Directors may declare and pay dividends or distributions of shares of any series of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Common Stock) on shares of a series of Common Stock or on shares of a series of Preferred Stock only as follows:

(a)    dividends or distributions of shares of a series of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of a series of Common Stock) on shares of the same series of Common Stock;
(b)    dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) on shares of Class B Common Stock;
(c)    dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common stock) on shares of Preferred Stock attributed to Apollo Education Group;
(d)    dividends or distributions of shares of University of Phoenix Online common stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of University of Phoenix Online common stock) on shares of Preferred Stock attributed to University of Phoenix Online; and
(e)    dividends or distributions of shares of University of Phoenix Online Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of University of Phoenix Online Common Stock) on shares of Class A Common Stock, or on Class B Common Stock, or on shares of Preferred Stock attributed to Apollo Education Group, but only if the sum of (1) the number of shares of University of Phoenix Online Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange, or exercise of any securities to be so issued) and (2) the number of shares of University of Phoenix Online Common Stock which are issuable upon conversion, exchange, or exercise of any securities then outstanding that are attributed to the Apollo Education Group is less than or equal to the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online.
For purposes of this subsection 2.1.3, any Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities that are themselves convertible into or exchangeable or exercisable for any series of Common Stock (or other securities that are so convertible, exchangeable, or exercisable) shall be deemed to have been converted, exchanged, or exercised in full for such securities.
2.2    Voting Rights.
At every meeting of shareholders, the holders of Class B Common Stock shall vote on all matters as to which holders of common stock generally are entitled to vote. Holders of Class A Common Stock and holders of University of Phoenix Online Common Stock shall not be entitled to vote, unless a separate class vote shall be required by applicable law.
On all such matters for which no separate vote is required, each outstanding share of Class B Common Stock shall entitle the holder to one vote. With respect to any matter as to which the holders of University of Phoenix Online Common Stock or Apollo Education Group Common Stock are entitled to vote as a separate class, each share of that series of Common Stock shall, for purposes of such separate class vote, be entitled to one vote on such matter.

2.3    Liquidation Rights.
In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributed in accordance with this Article IV), unless otherwise provided in respect of a class or series of Preferred Stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such class or series of Preferred Stock, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation on a per share basis in proportion to the respective liquidation units per shares of such series. Each share of Apollo Education Group Common Stock shall have one liquidation unit and each share of University of Phoenix Online Common Stock shall have a number of liquidation units (which may be a fraction of one liquidation unit) equal to the quotient of (a) the average Market Value of one share of University of Phoenix Online Common Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day before the date of the first public announcement of a voluntary liquidation, dissolution, or winding-up of the Corporation or the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Corporation, divided by (b) the average Market Value of one share of Class A Common Stock during such 20 Trading Day period. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer, or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation, dissolution, or winding-up for purposes of this section 2.3.
If the Corporation shall in any manner subdivide (by stock split, reclassification, or otherwise) or combine (by reverse stock split, reclassification, or otherwise) the outstanding shares of any series of Common Stock, or declare a dividend in shares of such outstanding series to holders of such series, the per share liquidation units of such series of Common Stock specified in the preceding paragraph of this section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors (if necessary) so as to avoid dilution in the aggregate of the relative liquidation rights of the shares of any series of Common Stock.
2.4    Redemptions and Conversions of Stock; Related Matters.
2.4.1    Mandatory Dividend, Redemption, or Conversion on Disposition of All or Substantially All of the Assets of a Group.
In the event of a Disposition (other than an Exempt Disposition), the Corporation shall, on or prior to the 85th Trading Day after the Disposition Date, provided that the assets of the Corporation are legally available therefor, either:
(1)    if the Disposition relates to assets of Apollo Education Group:
(a)    declare and pay a dividend to holders of Apollo Education Group Common Stock (in cash, securities (other than Common Stock), or other property, or a combination thereof), subject to the limitations on dividends set forth under subsection 2.1 of this

Article IV, in an aggregate amount having a Fair Value (determined as of the Disposition Date) equal to the Net Proceeds of such Disposition; or
(b)    redeem from holders of Class A Common Stock, in exchange for cash, securities (other than Common Stock), or other property (or a combination thereof), for an aggregate amount equal to the product of (i) a fraction the numerator of which is the number of shares of Class A Common Stock outstanding on the date of the redemption and the denominator of which is the number of shares of Apollo Education Group Common Stock outstanding on the date of the redemption, multiplied by (ii) the Fair Value (determined as of the Disposition Date) of the Net Proceeds of such Disposition (collectively, the “Apollo Education Group Redemption Proceeds Amount”), all of the outstanding shares of Class A Common Stock (unless such Disposition involves substantially all (but not all) of the assets attributed to Apollo Education Group, in which case, a number of shares of Class A Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the Disposition Date, equal to the Apollo Education Group Redemption Proceeds Amount); or
(c)    convert each outstanding share of Class A Common Stock into a number of shares (or fractional shares) of University of Phoenix Online Common Stock (calculated to the nearest five decimal places) having an aggregate value equal to the product of (i) the Applicable Mandatory Conversion Percentage multiplied by (ii) the value of a share of Class A Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the Disposition Date); and
(2)    If the Disposition relates to assets of University of Phoenix Online:
(a)    declare and pay a dividend to holders of University of Phoenix Online Common Stock (in cash, securities (other than Common Stock), or other property, or a combination thereof), subject to the limitations on dividends set forth under subsection 2.1 of this Article IV, in an aggregate amount having a Fair Value (determined as of the Disposition Date) equal to the product of (i) the Outstanding Interest Fraction with respect to University of Phoenix Online (determined as of the record date for such dividend) multiplied by (ii) the Fair Value (determined as of the Disposition Date) of the Net Proceeds of such Disposition; or
(b)    redeem from holders of University of Phoenix Online Common Stock, in exchange for cash, securities (other than Common Stock), or other property (or a combination thereof), for an aggregate amount equal to the product of (i) the Outstanding Interest Fraction with respect to University of Phoenix Online (determined as of the date of the redemption) multiplied by (ii) the Fair Value (determined as of the Disposition Date) of the Net Proceeds of such Disposition (collectively, the “University of Phoenix Online Redemption Proceeds Amount”), all of the outstanding shares of University of Phoenix Online Common Stock (unless such Disposition involves substantially all (but not all) of the assets attributed to University of Phoenix Online, in which case, a number of shares of University of Phoenix Online Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the Disposition Date, equal to the University of Phoenix Online Redemption Proceeds Amount); or
(c)    convert each outstanding share of University of Phoenix Online Common Stock into a number of shares (or fractional shares) of Class A Common Stock (calculated to the nearest five decimal places) having an aggregate value equal to the product of (i) the Applicable Mandatory Conversion Percentage multiplied by (ii) the value of a share of University of Phoenix Online Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the Disposition Date).
For purposes of this subsection 2.4.1, if a Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.
At any time within one year after effecting a dividend or partial redemption pursuant to paragraphs (1)(a) or (b) of this subsection 2.4.1, the Corporation may convert each outstanding share of Class A Common Stock into a number of shares (or fractional shares) of University of Phoenix Online Common Stock (calculated to the nearest five decimal places) having an aggregate value equal to the product of (i) the Applicable Mandatory Conversion Percentage, multiplied by (ii) the value of a share of Class A Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day preceding the date on which the Corporation mails the notice of conversion described in subsection 2.4.6 of this Article IV to holders of Class A Common Stock). Further, at any time within one year after effecting a dividend or partial redemption pursuant to paragraphs (2) (a) or (b) of this subsection 2.4.1, the Corporation may convert each outstanding share of University of Phoenix Online Common Stock into a number of shares (or fractional shares) of Class A Common Stock (calculated to the nearest five decimal places) having an aggregate value equal to the product of (i) the Applicable Mandatory Conversion Percentage, multiplied by (ii) the value of a share of University of Phoenix Online Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day preceding the date on which the Corporation mails the notice of conversion described in subsection 2.4.6 of this Article IV to holders of Common Stock that relates to the Group that consummated the Disposition).
2.4.2    Optional Conversion of Stock to Apollo Education Group Common Stock.
The Board of Directors may, provided that there are assets available therefor, at any time, convert each outstanding share of University of Phoenix Online Common Stock as of the Conversion Date into the number of shares (or fractional shares) of Class A Common Stock having an aggregate value (calculated to the nearest five decimal places) equal to the product of (a) the Applicable Optional Conversion Percentage as of the Conversion Date multiplied by (b) the value of a share of University of Phoenix Online Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day preceding the date on which the Corporation mails the notice of conversion described in subsection 2.4.6 of this Article IV to holders of University of Phoenix Online Common Stock being converted).
2.4.3    Optional Conversion of Stock to Stock of a Subsidiary.
At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more Group Subsidiaries, and each of such Group Subsidiaries has a capital structure consisting of Class A non-voting common stock (“Subsidiary Class A Common Stock”) and Class B voting common stock (“Subsidiary Class B Common Stock”), the Board of Directors may, provided that there are assets legally available therefor, either:
(1)    if the assets held by one or more Group Subsidiaries represent assets previously allocated to University of Phoenix Online, declare that all of the outstanding shares of University of Phoenix Online Common Stock shall be converted, as of the Conversion Date, to the number of shares (or fractional shares) of Subsidiary Class A Common Stock of each of such Group Subsidiaries as is equal to the product of (a) the Outstanding Interest Fraction with respect to University of Phoenix Online (determined as of the Conversion Date) multiplied by (b) the number of shares of Subsidiary Class A Common Stock of each such Group Subsidiary as shall be outstanding immediately following such conversion. Such shares of common stock of such Group Subsidiaries may be delivered directly or indirectly through the delivery of shares of one or more of such Group Subsidiaries that own directly or indirectly all of the other shares that are deliverable pursuant to the preceding sentence or through the Corporation. The remaining shares of stock of such Group Subsidiaries shall be either retained by Apollo Education Group or one or more other Group Subsidiaries, or distributed to holders of Apollo Education Group Common Stock, or a combination of the foregoing. If the remaining shares of the Group Subsidiary are distributed to holders of Apollo Education Group common stock, the holders of Class A Common Stock shall receive shares of Subsidiary Class A Common Stock and holders of Class B Common Stock shall receive shares of Subsidiary Class B Common Stock; or
(2)    If the assets held by one or more Group Subsidiaries represent assets previously allocated to Apollo Education Group, declare that all of the outstanding shares of Class A Common Stock shall be converted, as of the Conversion Date, to the number of shares (or fractional shares) of Subsidiary Class A Common Stock of each of such Group Subsidiaries and that all of the outstanding shares of Class B Common Stock, as of the Conversion Date, shall be converted, as of the Conversion Date, to the number of shares (or fractional shares) of Subsidiary Class B Common stock of each of the Group Subsidiaries. Such shares of common stock of such Group Subsidiaries may be delivered directly or indirectly through the delivery of shares of one or more Group Subsidiaries that own directly all of the other shares that are deliverable pursuant to the preceding sentence or through the Corporation.

If the series of Common Stock being converted pursuant to this subsection 2.4.3 is Apollo Education Group Common Stock and the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online Common Stock on the Conversion Date is greater than zero, the Corporation shall also issue a number of shares of University of Phoenix Online Common Stock on the Conversion Date equal to the then current Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online and deliver those shares to the holders of Apollo Education Group Common Stock or to one of the Group Subsidiaries, at the option of the Corporation. Anything in this Section 2.4.3 to the contrary notwithstanding, if shares of any Group Subsidiary are not transferred to any holder of University of Phoenix Online Common Stock or Apollo Education Group Common Stock (including for example if such Group Subsidiary holds assets and liabilities of a Group but another Group Subsidiary owns all of the stock of such Group Subsidiary), then such Group Subsidiary shall not be required to maintain a capital structure consisting of Subsidiary Class A Common Stock and Subsidiary Class B Common Stock as a condition to implementation of a conversion of stock otherwise contemplated by this Section 2.4.3.
2.4.4    Apollo Education Group Common Stock.
(a)    Conversion. No Class A Common Stock shall be converted into Class B Common Stock. Each share of Class B Common Stock shall be convertible into Class A Common Stock at any time at the option of the holder thereof. Such conversion shall be on a share-for-share basis, one fully paid and non-assessable share of Class A Common Stock for each share of Class B Common Stock so converted.
At the time of a conversion, the record holders of Class B Common Stock shall deliver to the office of the Corporation or any transfer agent for the Class B Common Stock (i) the certificate or certificates representing the Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and (ii) written notice to the Corporation stating that such record holder elects to convert such share or shares. Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the corporation of the shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to such person.
In the event of the conversion of less than all of the shares of Class B Common Stock evidenced by a certificate surrendered to the corporation in accordance with the procedures of this Article IV, the Corporation shall execute and deliver to the holder of such certificate, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted. Shares of Class B Common Stock that are converted into Class A Common Stock as provided herein shall be retired and canceled and shall not be reissued.
(b)    Reservation. The corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common

Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.
(c)    Consideration on Merger, Consolidation, etc. In any merger, consolidation, or business combination of the Corporation, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each series of stock, except that in any such transaction in which shares of Common Stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among the Class A Common Stock and the Class B Common Stock as of the Effective Date.
(d)    Limitation on Issuances of Class B Common Stock. As of September 18, 1997, there were 575,769 shares of Class B Common Stock issued and outstanding. No additional shares of Class B Common Stock shall be issued, except pursuant to any recapitalization or stock split where such recapitalization or stock split results in a proportionate change in the shares of Class A Common Stock.
(e)    Automatic Conversion of Class B Common Stock. If at any time the total number of shares of Class B Common Stock outstanding is less than 115,154 (20% of the total number of shares of Existing Class B Common Stock issued and outstanding as of September 18, 1997) (subject to adjustment for any recapitalization or stock split), then each share of Class B Common Stock shall be automatically converted into one fully paid and non-assessable share of Class A Common Stock at such time (the “Class B Conversion Date”). Thereafter, each share of Class A Common Stock shall be entitled to one vote.
At the time of a conversion, the record holders of Class B Common Stock shall deliver to the office of the corporation or any transfer agent for the Class A Common Stock the certificate or certificates representing the Class B Common Stock, duly endorsed in blank or accompanied by proper instruments of transfer. Conversion shall be deemed to have been effected at the close of business on the Class B Conversion Date. The corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to each record holder of Class B Common Stock.
(f)    No Amendment or Modification. The two immediately preceding sections entitled “Limitations on Issuance of Class B Common Stock” and “Automatic Conversion of Class B Common Stock” shall be amended or modified only upon: (1) a separate majority vote of the holders of the Class A Common Stock voting as a class; (2) a separate majority vote of the holders of the Class B Common Stock voting as a class; and (3) a separate majority vote of the holders of the Class A Common Stock who do not possess beneficial ownership of any shares of Class B Common Stock.
2.4.5    Treatment of Convertible Securities.
After any Conversion Date on which all outstanding shares of any series of Common Stock were converted, any share of such series of Common Stock that is to be issued on conversion, exchange, or exercise of any Convertible Securities shall, immediately upon such conversion, exchange, or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security, in the event the shares of any series of Common Stock outstanding on such Conversion Date were converted into shares of another series of Common Stock (or any other series of common stock of the Corporation) pursuant to subsections 2.4.1 or 2.4.2 of this Article IV, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of such series of Common Stock that were to be issued upon such conversion, exchange, or exercise would have received had such shares been outstanding on such Conversion Date.
The provisions of the immediately preceding sentence shall not apply to the extent that other adjustments in respect of such conversion or exchange of a series of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.
2.4.6    Notice and Other Provisions.
(a)    If the Corporation consummates a Disposition (other than an Exempt Disposition), the Corporation shall, not later than the tenth Trading Day after the applicable Disposition Date, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the series of Common Stock related to such Group then outstanding, (y) the number of shares of such series of Common Stock issuable upon conversion, exchange, or exercise of any convertible or exchangeable securities, options, or warrants and the range of conversion, exchange, or exercise prices thereof, and (z) if the Group is University of Phoenix Online, the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online. The Corporation shall, not more than 40 Trading Days after such consummation, announce by press release which of the actions specified in subsection 2.4.1 of this Article IV it has determined to take, and upon making that announcement, that determination shall be irrevocable. In addition, the Corporation shall, not more than 40 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date, or Conversion Date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying:
(1)    if the Corporation has determined to pay a special dividend, (1) the record date for such dividend, (2) the payment date of such dividend (which cannot be more than 85 Trading Days after such Disposition Date), (3) the Net Proceeds of such Disposition, and (4) the type of property to be paid in such dividend and the approximate per share amount thereof;
(2)    if the Corporation has determined to undertake a redemption, the date of redemption (which cannot be more than 85 Trading Days after such Disposition Date), the Net Proceeds of such Disposition, the type of property to be paid as a redemption price and the approximate per share amount thereof, if less than all shares of the relevant series of Common Stock are to be redeemed, the approximate number of shares to be redeemed and the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer

(unless the Corporation waives such requirement), should be surrendered in return for delivery of the cash, securities, or other property to be paid by the Corporation in such redemption; and
(3)    if the Corporation has determined to undertake a conversion, the Conversion Date (which cannot be more than 85 Trading Days after such Disposition Date), the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock, and the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the Corporation in such conversion.
(b)    If the Corporation has determined to complete any conversion described in any subsection other than subsection 2.4.1 of this Article IV, except as otherwise provided by subsection 2.4.4 of this Article IV, the Corporation shall, not less than 10 Trading Days and not more than 30 Trading Days before the Conversion Date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying (i) the Conversion Date and the other terms of the conversion and (ii) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Corporation in such conversion.
(c)    Neither the failure to mail any notice required by this subsection 2.4.6 or any other provision of this Article IV to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.
(d)    If the Corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to paragraphs 1(b) and 2(b) of subsection 2.4.1 of this Article IV, the Corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.
(e)    Except as otherwise provided by subsection 2.4.4 of this Article IV, no holder of shares of a series of Common Stock being redeemed or converted shall be entitled to receive any cash, securities, or other property to be distributed in such redemption or conversion until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation’s receipt of certificates for such shares, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities, or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the Corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

(f)    The Corporation shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Common Stock upon any redemption, dividend, conversion, or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such redemption, dividend, conversion, or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Corporation shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).
(g)    From and after the date set for any redemption or conversion contemplated by this section 2.4, all rights of a holder of shares of Common Stock being redeemed or converted shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities, or other property for which such shares were redeemed or converted, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being converted shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being converted that were not yet surrendered for conversion as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been converted, notwithstanding the failure to surrender such certificates.
(h)    The Corporation shall pay any and all documentary, stamp, or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any redemption or conversion contemplated by this section 2.4; provided, however, that the Corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/ or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Corporation the amount of any such tax, or establishes to the satisfaction of the Corporation that such tax has been paid.
(i)    The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption, or conversion contemplated by this section 2.4 as the Board of Directors may determine to be appropriate under the circumstances.

2.5    Certain Determinations by the Board Of Directors.
In addition to the determinations to be made by the Board of Directors as provided by sections 1 and 3 of this Article IV, the Board of Directors shall, subject to subsections 2.7.2, 2.7.13 and 2.7.27 of this Article IV, make such determinations with respect to the assets and liabilities to be attributed to the Groups and the items of income and expense to be attributed to the Groups. Additionally, the Board of Directors shall devise cash management and other allocation policies pertaining to the administration of the Groups and policies relating to the allocation of business opportunities among the Groups. Any such determinations and policies may at any time, at the sole discretion of the Board of Directors, be modified, rescinded, or supplemented. A record of any such determination shall be filed with the records of the actions of the Board of Directors, provided that the failure to so file such record shall not invalidate any such determination made by the Board of Directors.
Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this subsection 2.5 or otherwise in furtherance of the application of this section 2 of Article IV shall be final and binding on all shareholders.
2.6    Adjustments to Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online.
The Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online, as in effect from time to time, shall, automatically without action by the Board of Directors or any other person, be:
(a)    adjusted in proportion to any changes in the number of outstanding shares of University of Phoenix Online Common Stock caused by subdivisions (by stock split, reclassification, or otherwise) or combinations (by reverse stock split, reclassification, or otherwise) of shares of University of Phoenix Online Common Stock, or by dividends or other distributions of shares of University of Phoenix Online Common Stock on shares of University of Phoenix Online Common Stock (and, in each such case, rounded, if necessary, to the nearest whole number);
(b)    decreased by, if the Corporation issues any shares of University of Phoenix Online Common Stock and the Board of Directors attributes that issuance (and the proceeds thereof) to Apollo Education Group, the number of shares of University of Phoenix Online Common Stock so issued, and if the Board of Directors re-allocates to Apollo Education Group any cash or other assets theretofore allocated to University of Phoenix Online in connection with a redemption of shares of University of Phoenix Online Common Stock (as required pursuant to clause (ii) of the proviso to the definition of Apollo Education Group in paragraph (c) of subsection 2.7.2 of this Article IV) or in return for a decrease in the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of University of Phoenix Online Common Stock, in each case, as of the date of such re-allocation; and

(c)    increased by, if the Corporation repurchases any shares of University of Phoenix Online Common Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to Apollo Education Group, the number of shares of University of Phoenix Online Common Stock so repurchased and if the Board of Directors re-allocates to University of Phoenix Online any cash or other assets theretofore allocated to Apollo Education Group in return for an increase in the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets, divided by (y) the Market Value of one share of the University of Phoenix Online Common Stock, in each case, as of the date of such re-allocation.
Neither the Corporation nor the Board of Directors shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online to below zero. Subject to the preceding sentence, the Board of Directors may attribute the issuance of any shares of any series of Common Stock (and the proceeds therefrom) or the repurchase of any series of Common Stock (and the consideration therefor) to Apollo Education Group or to University of Phoenix Online, as the Board of Directors determines in its sole discretion; provided, however, that the Board of Directors must attribute to Apollo Education Group the issuance of any shares of any series of Common Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of Apollo Education Group Common Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to Apollo Education Group.
2.7    Certain Definitions.
As used in this section 2 of this Article IV, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this subsection 2.7, a “contribution” or “transfer” of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group (as opposed to an actual transfer, assignment, contribution, or comparable transaction) and correlative phrases shall have correlative meanings.
2.7.1    All or Substantially All of the Assets means, with respect to any Disposition by a Group, a portion of assets that represents at least 80% of the Fair Value (determined as of the Disposition Date ) of the assets of such Group. For this purpose, in the case of Apollo Education Group, the assets of Apollo Education Group shall be deemed to include any proportionate interest in University of Phoenix Online owned by Apollo Education Group.
2.7.2    Apollo Education Group means:
(a)    all of the businesses, assets, and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of University of Phoenix Online;

(b)    the rights and obligations of Apollo Education Group under any inter-Group debt deemed to be owed to or by Apollo Education Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); and
(c)    a proportionate interest in University of Phoenix Online (after giving effect to any options, Preferred Stock, other securities, or debt issued or incurred by the Corporation and attributed to University of Phoenix Online) equal to the Retained Interest Fraction; provided, however, that: (i) the Corporation may re-allocate assets from one Group to another Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and (ii) if the Corporation transfers cash, other assets, or securities to holders of University of Phoenix Online Common Stock as a dividend or other distribution on shares of University of Phoenix Online Common Stock (other than a dividend or distribution payable in shares of University of Phoenix Online Common Stock), or as payment in a redemption required by subsection 2.4.1 of this Article IV, then the Board of Directors shall re-allocate from University of Phoenix Online to Apollo Education Group assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets, or securities so transferred, multiplied by the Retained Interest Amount with respect to University of Phoenix Online as of the record date for such dividend or distribution, or on the date of such redemption, as the case may be.
2.7.3    Applicable Mandatory Conversion Percentage means in the context of a conversion of shares pursuant to subsection 2.4.1 of this Article IV, 110%; provided, however, that if either (a) the Disposition Date is on or after the second anniversary of the Issuance Date or (b) the Conversion Date follows a Tax Event, the Applicable Mandatory Conversion Percentage shall be 100%.
2.7.4    Applicable Optional Conversion Percentage means, in the context of a conversion of shares of University of Phoenix Online Common Stock pursuant to subsection 2.4.2 of this Article IV, the percentage set forth in the table below:

If the Conversion Date Falls During the Period Indicated Below	Applicable Optional Conversion Percentage Specified for such Period
First Year	125%
Second Year	120%
Third Year	115%
Fourth Year and Thereafter	110%

For purposes of the foregoing chart, (i) the first “Year” is the period from and including the Issuance Date to but excluding the first anniversary of the Issuance Date and (ii) each subsequent “Year” is the period from and including the day after the end of the prior Year to but excluding the anniversary of such day.
However, if for any consecutive 20 Trading Day period, the Market Capitalization of University of Phoenix Online Common Stock equals or exceeds 60% of the Market Capitalization of Class A

Common Stock, the Applicable Optional Conversion Percentage in the context of a conversion of University of Phoenix Online Common Stock pursuant to subsection 2.4.2 of this Article IV shall be 100%. Additionally if a Tax Event occurs prior to the Conversion Date, the Applicable Optional Conversion Percentage in the context of a conversion of University of Phoenix Online Common Stock pursuant to subsection 2.4.2 of this Article IV, shall be 100% irrespective of the Conversion Date.
2.7.5    Available Dividend Amount
(a)    means for Apollo Education Group, on any day on which dividends are paid on shares of Apollo Education Group Common Stock, the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Apollo Education Group Common Stock under Arizona law if on such day (i) Apollo Education Group and University of Phoenix Online were each a single, separate Arizona corporation, (ii) Apollo Education Group had outstanding (A) a number of shares of common stock equal to the number of shares of Apollo Education Group Common Stock that are then outstanding, and (B) a number of shares of Preferred Stock equal to the number of shares of Preferred Stock that have been attributed to Apollo Education Group and are then outstanding, (iii) the assumptions about University of Phoenix Online set forth in the next paragraph were true, and (iv) Apollo Education Group owned a number of shares of University of Phoenix Online Common Stock equal to the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online; and
(b)    means for University of Phoenix Online, on any day on which dividends are paid on shares of University of Phoenix Online Common Stock, the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of University of Phoenix Online Common Stock under Arizona law if University of Phoenix Online on such day were a single, separate Arizona corporation having outstanding (i) a number of shares of common stock equal to the number of shares of University of Phoenix Online Common Stock that are then outstanding plus the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online and (ii) a number of shares of Preferred Stock equal to the number of shares of Preferred Stock that have been attributed to such University of Phoenix Online Group and are then outstanding.
2.7.6    Conversion Date means the date fixed by the Board of Directors as the effective date for the conversion of shares of Common Stock into other shares of Common Stock in accordance with these Articles of Incorporation, as shall be set forth in the notice to holders of the shares of Common Stock that is being converted, and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares, required pursuant to subsection 2.4.5 of this Article IV.
2.7.7    Convertible Securities means any securities of the Corporation or of any subsidiary thereof, including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any series of Common Stock, whether convertible, exchangeable, or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

2.7.8    Disposition means a sale, transfer, assignment, or other disposition (whether by merger, consolidation, sale, contribution of assets or stock, or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities in one transaction or a series of related transactions.
2.7.9    Disposition Date means, with respect to any Disposition, the date of consummation of such Disposition.
2.7.10    Effective Date means the date on which these Amended and Restated Articles of Incorporation are first filed with the Arizona Corporation Commission.
2.7.11    Exempt Disposition means any of the following:
(a)    a Disposition in connection with the liquidation, dissolution, or winding-up of the Corporation and the distribution of assets to shareholders;
(b)    a Disposition to any person or entity controlled by the Corporation, as determined by the Board of Directors;
(c)    a Disposition in connection with a Related Business Transaction;
(d)    a dividend, out of University of Phoenix Online’s assets, to holders of University of Phoenix Online Common Stock (and a re-allocation of a corresponding amount of University of Phoenix Online’s assets to Apollo Education Group as required pursuant to clause (ii) of the proviso to the definition of Apollo Education Group in paragraph (c) of subsection 2.7.2);
(e)    a dividend, out of Apollo Education Group’s assets, to holders of Apollo Education Group Common Stock; and
(f)    any other Disposition if at the time of the Disposition there are no shares of Apollo Education Group Class A Common Stock or University of Phoenix Online Common Stock outstanding.
2.7.12    Fair Value means:
(a)    in the case of cash, the amount thereof;
(b)    in the case of securities of a class that is publicly traded, the Market Value thereof (if such value can be determined); and
(c)    in the case of a security that is not publicly traded (or for which such value cannot be determined) or in the case of property other than cash and securities, an amount determined in good faith by the Board of Directors.
2.7.13    Group means either Apollo Education Group or University of Phoenix Online.

2.7.14    Group Subsidiaries means one or more wholly-owned subsidiaries of the Corporation.
2.7.15    Issuance Date means the date of the first issuance of shares of University of Phoenix Online Common Stock.
2.7.16    Market Capitalization means with respect to any series of Common Stock on any Trading Day the product of (a) the Market Value of one share of such series on such day multiplied by (b) the aggregate number of shares of such series outstanding on such day.
2.7.17    Market Value means, with respect to a share of any class or series of capital stock of the Corporation on any day, the average of the high and low reported sales prices of such share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case, as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period, (i) the “Market Value” of a share of capital stock on any day prior to any “ex-dividend” date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(b) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the “Market Value” of any share of capital stock on any day prior to (a) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (b) any “ex-dividend” date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.
2.7.18    Net Proceeds means, with respect to a Disposition of All or Substantially All of the Assets of a Group, the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination will be conclusive and binding on all shareholders) for, (a) any taxes payable by the Corporation or any subsidiary or affiliate thereof in respect of such Disposition or which would have been payable but for the utilization of tax benefits attributable to the Group not the subject of the Disposition, (b) any taxes payable by the Corporation in respect of any resulting dividend, redemption, or conversion, (c) any transaction costs, including, without limitation, any legal, investment banking, and accounting fees and expenses and (d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations that are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments, and any obligations with respect to outstanding securities (other than Common Stock) attributed to such Group as determined in good faith by the Board of Directors.
2.7.19    Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online means, initially, the number the Board of Directors designates prior to the time the Corporation first issues shares of University of Phoenix Online Common Stock for the account of Apollo Education Group in respect of its retained interest in University of Phoenix Online, as authorized by section 2; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by subsection 2.6 of this Article IV.
2.7.20    Outstanding Interest Fraction means (a) with respect to Apollo Education Group at any time of determination, 1, and (b) with respect to University of Phoenix Online, at any time of determination, a fraction, expressed as a percentage, the numerator of which shall be the number of shares of University of Phoenix Online Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of University of Phoenix Online Common Stock outstanding on such date and the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online.
2.7.21    Publicly Traded means, with respect to any security, a security (a) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law) and (b) listed for trading on the New York Stock Exchange or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law) that is the successor to such exchange or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).
2.7.22    Related Business Transaction means any Disposition of All or Substantially All of the Assets of a Group that results in the receipt, in exchange therefor, of primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities, or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity that (a) acquires such properties, assets, or stock or securities or succeeds (by merger, formation of a joint venture, or otherwise) to the business conducted with such assets or controls such acquiror or successor and (b) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

2.7.23    Retained Interest Amount means:
(a)    with respect to Apollo Education Group, at any time of determination, 1; and
(b)    with respect to University of Phoenix Online, at any time of determination, a fraction the numerator of which shall be the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online and the denominator of which shall be the number of shares of University of Phoenix Online Common Stock outstanding at such time.
2.7.24    Retained Interest Fraction means:
(a)    with respect to Apollo Education Group, at any time of determination, 1; and
(b)    with respect to University of Phoenix Online, at any time of determination, a fraction, expressed as a percentage, the numerator of which shall be the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online and the denominator of which shall be the sum of the number of shares of University of Phoenix Online Common Stock outstanding and the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest in University of Phoenix Online at such time.
2.7.25    Tax Event means receipt by the Corporation of an opinion of the tax advisor of the Corporation’s choice experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, to the effect that, as a result of any amendment to, clarification of, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, there is more than an insubstantial risk that for United States federal income tax purposes (i) any issuance of University of Phoenix Online Common Stock would be treated as a sale or other taxable disposition by the Corporation or any of its Subsidiaries of any of the assets or operations to which the University of Phoenix Online Common Stock relates, (ii) the Corporation, its subsidiaries or affiliates, or any of its successors or its shareholders is or, at any time in the future, will be subject to tax by reason of the existence of shares of University of Phoenix Online Common Stock, or (iii) University of Phoenix Online Common Stock, Class A Common Stock, or Class B Common Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such opinion, the tax advisor shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax advisor shall render an opinion only in the event of enactment.
2.7.26    Trading Day means each weekday other than any day on which the relevant series of Common Stock of the Corporation is not traded on any national securities exchange or quoted in the Nasdaq National Market or in the over-the-counter market.

2.7.27    University of Phoenix Online means:
(a)    all of the businesses, assets, and liabilities of the Corporation and its subsidiaries that the Board of Directors has, at any time, attributed to University of Phoenix Online in accordance with policies established by the Board of Directors; and
(b)    the rights and obligations of University of Phoenix Online under any inter-Group debt deemed to be owed to or by University of Phoenix Online (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors);
provided, however, that: (i) the Corporation may re-allocate assets from one Group to another Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and (ii) if the Corporation transfers cash, other assets, or securities to holders of shares of University of Phoenix Online Common Stock as a dividend or other distribution on shares of University of Phoenix Online Common Stock (other than a dividend or distribution payable in shares of University of Phoenix Online Common Stock), or as payment in a redemption required by section 2.4 of this Article IV, then the Board of Directors shall re-allocate from University of Phoenix Online to Apollo Education Group assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets, or securities so transferred, multiplied by the Retained Interest Amount with respect to such Group as of the record date for such dividend or distribution, or on the date of such redemption, as the case may be.
2.8    Effectiveness of Sections.
The provisions of subsections 2.1.1, 2.1.2, 2.1.3 (c) through (e), 2.4.1, 2.4.2, 2.4.3, and 2.4.5 and sections 2.3, 2.5, and 2.6 of this Article IV shall apply only when there are shares of Common Stock outstanding in addition to Apollo Education Group Common Stock.
2.9    Preemptive and Subscription Rights.
Holders of Common Stock are not entitled to any preemptive or subscription rights with respect to their shares of Common Stock.
3.    Preferred Stock.
Upon any issuance of any shares of Preferred Stock of any class or series after the Effective Date, the Board of Directors shall attribute for purposes of this Article IV the shares so issued entirely to one Group or partly to two or more Groups in such proportion as the Board of Directors shall determine and, further, in the case of the issuance of shares of Preferred Stock that are convertible into or exchangeable or exercisable for Common Stock other than Apollo Education Group Common Stock, if at the time such shares of Preferred Stock are issued the Number of Shares Issuable with Respect to Apollo Education Group’s Retained Interest shall be greater than zero, then the Board of Directors shall also determine what portion (which may be some, all, or none) of such shares of Preferred Stock shall reduce the Number of Shares Issuable with Respect to Apollo

Education Group’s Retained Interest, taking into consideration the use of the proceeds of such issuance of shares of Preferred Stock in the business of each relevant Group and any other relevant factors. Upon any redemption or repurchase of shares of Preferred Stock, the Board of Directors shall determine the proper attribution thereof. Notwithstanding any such attribution of shares of Preferred Stock to any Group, any dividends or distributions or other payments which may be made by the Corporation on such shares of Preferred Stock may be made, and as required by the preferences and relative, participating, optional, or other rights thereof shall be made, out of any of the properties or assets of the Corporation, regardless of the Group to which such properties or assets are attributed in accordance with subsections 2.7.2, 2.7.13, or 2.7.27 of this Article IV, except as otherwise provided by the resolution of the Board of Directors fixing the preferences and relative, participating, optional, or other rights of a class or series of Preferred Stock. No class or series of Preferred Stock shall be entitled to vote on any matter unless also authorized by the holders of at least 80% of the issued and outstanding Apollo Education Group Class B Common Stock.
ARTICLE V

BOARD OF DIRECTORS
The business and affairs of the Corporation shall be conducted by a Board of Directors.
1.    Number Of Directors.
                  The number of directors of the Corporation shall be not less than seven (7) nor more than fifteen (15) members, as established from time to time by the Board of Directors. The term of each director holding office at the time of the effective date of this amendment to ARTICLE V, Section 1 shall terminate as of the next Annual Meeting of shareholders entitled to vote on the election of directors, notwithstanding that any of such directors may have been elected to a term that would have extended beyond such date, and the directors elected at such Annual Meeting shall hold such office until the following Annual Meeting of shareholders entitled to vote on the election of directors or until his or her earlier death, resignation, or removal. The foregoing notwithstanding, each director shall serve until his or her successor is duly elected.

2.    Vacancies.
Vacancies on the Board of Directors, whether created by an increase in the number of directors, or by death, disability, resignation, or removal, shall be filled by a vote of a majority of directors then remaining in office at a regular meeting, or a special meeting called for such purpose. Each director so chosen shall hold office until the next Annual Meeting and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, or removal.
3.    Removal.
Except as provided in Section 1 of this ARTICLE V, a director may be removed by the shareholders only for cause at a special meeting of such shareholders, called for such purpose in conformity with the Corporation’s Bylaws, and only by an affirmative vote of the holders of two-thirds (2/3) of the voting power of all the shares entitled to vote at such meeting.

4.    Nomination Of Directors.
Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as Directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than 90 and not more than 120 days in advance of the scheduled annual meeting, regardless of postponements, adjournments or deferrals of that meeting to a later date; provided, however, that if less than 70 days notice or public disclosure of the date of the scheduled annual meeting is given or made, the shareholder’s notice, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Notice from any shareholder shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting (including the number of shares of stock of the corporation owned beneficially or of record by such shareholder and the nominee or nominees) and that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure and no person shall be elected as a Director pursuant to a nomination by a shareholder unless nominated in accordance with the procedures set forth herein.
A majority of the Board of Directors may reject any nomination by a shareholder not timely made in accordance with the terms of this Article V. If a majority of the Board of Directors determines that the information provided in a shareholder’s notice does not satisfy the informational requirements of this Article V in any material respect, the Secretary of the Corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time as a majority of the Board of Directors shall reasonably determine. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the shareholder, together with the information previously provided, does not satisfy the requirements of this Article V in any material respect, then a majority of the Board of Directors may reject such shareholder’s nomination. The Secretary of the Corporation shall notify a shareholder in writing whether his, her, or its nomination has been made in accordance with the time and information requirements of this Article V. Notwithstanding the procedures set forth in this paragraph, if a majority of the Board of Directors does not make a determination as to the validity of any nomination by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether a nomination was made in accordance with the terms of this Article V. If such presiding officer shall so declare at the annual meeting that any such nomination is defective, the defective nomination shall be disregarded.

ARTICLE VI
QUORUM
A quorum for the transaction of business at any meeting or adjourned meeting of the Board of Directors shall consist of one-third (1/3) of those then in office.
ARTICLE VII

LIMITATION ON LIABILITY OF DIRECTORS
A director or former director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:
(a)    the amount of a financial benefit received by a director to which the director is not entitled;
(b)    an intentional infliction of harm on the Corporation or the shareholders;
(c)    a violation of Arizona Revised Statutes § 10-833; or
(d)    an intentional violation of criminal law.
The Corporation may indemnify a director or former director for any liability (as defined in Arizona Revised Statutes § 10-850) to any person for any action taken, or any failure to take any action, except liability for any of the following:
(a)    the amount of a financial benefit received by a director to which the director is not entitled;
(b)    an intentional infliction of harm on the Corporation or the shareholders;
(c)    a violation of Arizona Revised Statutes § 10-833; or
(d)    an intentional violation of criminal law.
The Corporation may advance expenses with respect to any liability for which it may so indemnify, on such terms and conditions as may be determined by the Corporation. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of Arizona Revised Statutes §§ 10-850 to 10-858 and shall apply whether or not the Corporation would have power to indemnify or advance expenses to the individual against the same liability under the provisions of Arizona Revised Statutes §§ 10-850 to 10-858 in the absence of the above authority. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of any contract or Corporation bylaw dealing with indemnification or advancement of expenses, provided, however, that any contract or bylaw purporting to make indemnification or advancement of expenses mandatory shall not apply to the indemnification authority pursuant to this ARTICLE VII, which shall remain discretionary. Any determination to indemnify or advance expenses pursuant to this ARTICLE VII shall be made by the Board of Directors of the Corporation by a majority vote. Any director who is a party to any proceeding, or otherwise considered to be interested in such proceeding, shall not be disqualified from voting with respect to any such determination if the director discloses his interest to the other directors; In addition, any determination to indemnify or advance expenses pursuant to this ARTICLE VII may be made by any other authorizing method permitted by law.

ARTICLE VIII

AMENDMENT OF ARTICLES OF INCORPORATION
The Corporation reserves the right to alter or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Arizona and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter or repeal, or adopt any provision inconsistent with Articles V and VI or this Article VIII of these Articles of Incorporation.